Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the previously filed Registration Statement No. 333-125284 of Enova Systems, Inc. on Form S-8;
Registration No. 333-95701 on Form S-8/S-3; Registration Statement Nos. 333-85308 and 333-96829 on Forms S-1/A; and Registration Statement No. 333-117321 on Form S-1 of our report, dated March 10, 2005, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K/A of Enova Systems, Inc. for the year ended December 31, 2004.

We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
September 15, 2005